Filed pursuant to Rule 424(b)(7)
Registration No. 333-144195

Prospectus Supplement to

Prospectus dated June 29, 2007

HOST HOTELS & RESORTS, INC.

16,831,794 Shares of Common Stock

This prospectus supplement supplements the prospectus dated June 29, 2007 relating to the resale by selling stockholders of shares of our common stock that may be issuable upon exchange of the 2.625% Exchangeable Senior Debentures due 2027 (which we refer to as the 2007 debentures) of our operating partnership, Host Hotels & Resorts, L.P. This prospectus supplement also relates to an indeterminate number of additional shares of our common stock that may be issued from time to time upon exchange of the 2007 debentures as a result of exchange rate adjustments under the terms of the debentures.

You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements to it. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the prospectus.

No securities are being offered or sold by us pursuant to this prospectus supplement. We will not receive any of the proceeds from the sale of these shares by the selling stockholders.

Our common stock is traded on the New York Stock Exchange under the symbol “HST”. On August 24, 2010, the last reported sale price of our common stock was $13.10 per share.

Our principal executive offices are located at 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland, 20817. Our phone number is (240) 744-1000.

Investing in the offered securities involves risks. See “Risk Factors” beginning on page 1 of the prospectus dated June 29, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the offered securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 25, 2010.

The section entitled “Selling Stockholders” in the prospectus is superseded in its entirety by the following:

SELLING STOCKHOLDERS

The 2007 debentures were originally issued by Host L.P., our operating partnership, and sold by the initial purchasers of the 2007 debentures in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers as defined by Rule 144A under the Securities Act. Currently there is outstanding $525,601,000 aggregate principal amount of the 2007 debentures. Under certain circumstances, we may issue shares of our common stock upon the exchange of the 2007 debentures. In such circumstances, the recipients of shares of our common stock, whom we refer to as the selling stockholders, may use this prospectus and any accompanying prospectus supplement to resell from time to time the shares of our common stock that we may issue to them upon the exchange of the 2007 debentures. Information about selling stockholders is set forth in this prospectus, and information about additional selling stockholders may be set forth in a prospectus supplement, in a post effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference in this prospectus.

The following table sets forth information, as of August 19, 2010, with respect to the selling stockholders and the maximum number of shares of our common stock that we expect could become beneficially owned by each selling stockholder should we issue shares of our common stock to such selling stockholder that may be offered pursuant to this prospectus upon the exchange of the 2007 debentures. The information is based on information provided by or on behalf of the selling stockholders. Solely for purposes of determining the number of shares covered by this registration statement, the number of shares of our common stock issuable upon the exchange of the 2007 debentures shown in the table below is based upon the exchange of the full principal amount of 2007 debentures held by each selling stockholder at the current exchange rate of 32.0239 shares of our common stock per $1,000 principal amount of 2007 debentures. However, due to the exchange settlement provisions of the 2007 debentures, the greatest number of shares of our common stock that we may actually issue upon any exchanges of 2007 debentures is a number of shares having an aggregate value equal to the difference between the aggregate exchange value and the aggregate principal amount of 2007 debentures exchanged. In other words, shares issuable upon exchange of the debentures can only have a value equal to the net amount (as defined in the debentures) and not the principal amount. The return of the principal amount in shares was assumed solely for purposes of determining the shares registered under this registration statement. The exchange rate on the 2007 debentures is subject to adjustment in certain events. Accordingly, the number of shares of our common stock issuable upon the exchange of the 2007 debentures may increase or decrease from time to time. The percent of shares of common stock beneficially owned following the exchange is based on 662,784,044 shares of common stock outstanding as of August 13, 2010.

Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned. Because the selling stockholders may offer, pursuant to this prospectus, all or some portion of the common stock listed below, no estimate can be given as to the amount of common stock that will be held by the selling stockholder upon consummation of any sales. In addition, the selling stockholders listed in the table may have sold, transferred or otherwise disposed of, in transactions exempt from registration requirements of the Securities Act, some or all of their 2007 debentures since the date as of which such information was provided to us.

Unless otherwise set forth below, no selling stockholder has had any material relationship with us or any of our affiliates within the past three years, other than as a stockholder.

Information about the selling stockholders may change over time. Any changed information given to us by the selling stockholders will be set forth in prospectus supplements or amendments to this prospectus if and when necessary.

Selling Securityholder	Total # of shares beneficially owned (1)	Number of Shares being Offered for Resale (2),(3)	Percentage of Common Stock Outstanding (4)
Absolute Strategies Fund, Forum Funds Trust	3,202	3,202	*
Accident Fund Insurance Company of America	12,169	12,169	*
Admiral Flagship Master Fund, LTD	160,120	160,120	*
Advent Claymore Global Convertible Securities and Income Fund	120,154	120,154	*
Advent Convertible Arbitrage Master	282,867	282,867	*
Advent Enhanced Phoenix	224,167	224,167	*
Agamas Continuum Masterfund, Ltd.	176,131	176,131	*
AK Steel Master Pension Trust	13,290	13,290	*
Alabama Children’s Hospital Foundation	5,124	5,124	*
Alcon Laboratories	9,287	9,287	*
Alexandra Global Master Fund Ltd.	160,120	160,120	*
Amerisure Mutual Insurance Company	1,121	1,121	*
Amphenol Corporation Master Retirement Trust	2,082	2,082	*
Anne Arundel County	5,764	5,764	*
Arlington County Employees’ Retirement System	9,543	9,543	*
Ascension Health, Health System Depository	14,091	14,091	*
Ascension Health, Master Pension Trust	7,526	7,526	*
Attorney’s Title Insurance Fund	3,683	3,683	*
Automotive Industries Pension Trust Fund	4,804	4,804	*
AVK (Advent Claymore) Fund	224,327	224,327	*
Basso Fund Ltd.	4,483	4,483	*
Basso Holdings Ltd	59,084	59,084	*
Basso Multi-Strategy Holding Fund Ltd.	13,290	13,290	*
BCBSM Pension Plan	43,232	43,232	*
Black Diamond Convertible Offshore LDC	32,024	32,024	*
Black Diamond Offshore Ltd.	14,091	14,091	*
Blue Cross Blue Shield Natl Emp Ben Committee	10,088	10,088	*
Blue Cross Blue Shield of Michigan	15,371	15,371	*
BMO Nesbitt Burns Inc.	80,060	80,060	*
Boilermakers—Blacksmith Pension Trust	39,069	39,069	*
British Virgin Islands Social Security Board	3,074	3,074	*
Bunting Family III, LLC—capital Appreciation Convertibles	3,202	3,202	*
California Healthcare Foundation	10,536	10,536	*
Campbell Soup Company	18,094	18,094	*
Canyon Capital Arbitrage Master Fund, Ltd.	1,354,451	1,354,451	*
Canyon Value Realization Fund, L.P.	512,382	512,382	*
Canyon Value Realization MAC 18 Ltd.	95,912	95,912	*
CAS—HY (IFS—DTC 355)	44,833	44,833	*
CC Arbitrage, Ltd.	160,120	160,120	*
Central Pension Fund—Int’l Union of Operating Engineers	127,295	127,295	*
CGCM High Yield Investments—Penn Capital Management	6,405	6,405	*
Children’s Medical Center	9,447	9,447	*
Citigroup Global Markets Inc.†	24,114	24,114	*
Colcom Foundation	2,402	2,402	*
Columbia Convertible Securities Fund	128,096	128,096	*
Commissioners of the Land Office	52,839	52,839	*
Construction Industry and Laborers Pension Fund	3,523	3,523	*
CQS Convertible and Quantitative Strategies Master Fund Limited	160,120	160,120	*
Credit Suisse Europe Ltd.†	256,191	256,191	*
Credit Suisse Securities LLC (USA)†	163,962	163,962	*
Dallas Police and Fire Pension System	32,184	32,184	*
Dartmouth-Hitchcock Pension Group Trust	2,562	2,562	*
DBAG London†	1,969,470	1,969,470	*
Denver Area Meat Cutters and Employers	1,601	1,601	*
Deutsche Bank Sec. Inc.†	206,554	206,554	*
Deutsche Postbank AG—Securities†	12,810	12,810	*
Double Black Diamond Offshore LDC	114,005	114,005	*
Dunham High Yield Mutual Fund	6,565	6,565	*
ELCA—Social Purpose—High Yield	3,202	3,202	*
ELCA—Unscreened—High Yield	22,417	22,417	*
Five Sticks, LP	3,202	3,202	*
Florida Power & Light	40,030	40,030	*
Fore Convertible Master Fund, Ltd.	1,473	1,473	*
Fore ERISA Fund Ltd.	128	128	*
FPL Group Employees Pension Plan	19,054	19,054	*
GCOF—HY (IFS—DTC 355)	14,411	14,411	*
General Motors Co. Trust (GMIMCO)	24,626	24,626	*
Georgetown University	7,173	7,173	*
Gettysburg College	320	320	*
Governing Board Employees’ Benefit Plan of the City of Detroit	512	512	*
Grady Hospital	2,562	2,562	*
Halliburton High Yield	17,293	17,293	*
Healthcare Georgia Foundation	2,466	2,466	*
HFR CA Opportunity Master Trust	9,575	9,575	*
HFR RV Performance Master Trust	41,372	25,619	*
Highbridge Convertible Arbitrage Master Fund LP	48,036	48,036	*
Highbridge International LLC	352,263	352,263	*
Houston Firefighters Relief and Retirement Fund B	60,525	60,525	*
Houston Municipal Employees Pension System	20,495	20,495	*
IAM National Pension Fund High Yield	13,610	13,610	*
IBM Personal Pension Plan Trust	19,214	19,214	*
Illinois State Board of Investment	46,275	46,275	*
Independence Blue Cross	14,026	14,026	*
Indiana Area UFCW Local 700 Pension Plan	1,121	1,121	*
Indianapolis Power and Light Company	2,082	2,082	*
ING Investors Trust—ING T. Rowe Price Capital Appreciation Portfolio†	495,186	495,186	*
Institutional Benchmark Series (Master Feeder) Ltd.	30,038	30,038	*
Intl. Truck & Engine Corp. Non-Contributory Retirement Plan Trust	26,420	26,420	*
Intl. Truck & Engine Corp. Retirement Plan for Salaried Employee’s Trust	13,610	13,610	*
Japan Trustee Services Bank, Ltd A/C 46673-6037	5,124	5,124	*
John Hancock Funds II—Spectrum Income High Yield	15,211	15,211	*
John Hancock Trust—Capital Appreciation Value Trust	66,482	66,482	*
John Hancock Trust—Spectrum Income High Yield	18,414	18,414	*
Kayne Anderson Capital Income Fund Ltd	51,238	51,238	*
Kayne Anderson Capital Income Partners (QP), LP	166,524	166,524	*
Kayne Anderson Income Partners, LP	18,873	12,810	*
KBR Employee Benefit Master Trust High Yield	8,486	8,486	*
KeySpan Foundation	2,562	2,562	*
KeySpan Insurance Company	6,565	6,565	*
Knollwood Investment Partnership Capital Appreciation Conv.	3,395	3,395	*
Kodak Retirement Income Plan Committee—HY	4,643	4,643	*
Lehigh University	2,722	2,722	*
Loomis Sayles MultiSector Full Discretion Trust	39,389	39,389	*
Lord Abbett Investment Trust—LA Convertible Fund	162,201	162,201	*
Los Angeles County	5,604	5,604	*
Louisiana CCRF	16,973	16,973	*
LS Bond Fund	849,594	849,594	*
LS Fixed Income Fund	45,794	45,794	*
LS High Income Opportunities Fund	12,970	12,970	*
LS Institutional High Income Fund	29,462	29,462	*
LS Strategic Income Fund	624,882	624,882	*
Lucent Technologies, Inc.—Master Pension Trust	22,417	22,417	*
Lyxor/Advent Convertible Arbitrage Fund Ltd.	4,900	4,900	*
Lyxor/Canyon Capital Arbitrage Fund Ltd.	589,880	589,880	*
Lyxor/Canyon Value Realization Fund, Ltd.	133,380	133,380	*
Lyxor/Master Trust Fund	5,060	5,060	*
Magnetar Capital Master Fund, Ltd.	480,359	480,359	*
Maritime Association—I.L.A. Pension Fund	3,363	3,363	*
Massachusetts Global, Ltd.	1,121	1,121	*
Maxim Loomis Sayles Bond Portfolio	29,942	29,942	*
Mellon Bank NA Employee Benefit Fund†	25,619	25,619	*
Meriter Health Services, Inc.	1,121	1,121	*
Metropolitan St. Louis Sewer District	801	801	*
Michigan Education Financial Service Retirement Plan	1,601	1,601	*
Michigan Laborers’ Pension Fund	5,284	5,284	*
Milwaukee County Employees’ Retirement System B	25,939	25,939	*
Minnesota Laborers Health and Welfare Fund	2,562	2,562	*
Minnesota Laborers Pension Fund	10,088	10,088	*
Mohican VCA Master Fund, Ltd.	32,024	32,024	*
Montgomery County Employees’ Retirement System	16,492	16,492	*
National Fuel & Gas Company Retirement Plan	20,015	20,015	*
Natixis Loomis Sayles Institutional High Income Fund	40,190	40,190	*
Nebraska Investment Council Endowment Plan	2,242	2,242	*
Nebraska Investment Council Retirement Plan	15,211	15,211	*
New Jersey Carpenters Pension Fund	7,526	7,526	*
New York City Board of Educational Retirement System	17,933	17,933	*
New York City Employees Retirement System	37,276	37,276	*
New York City Employee’s Retirement System	55,241	55,241	*
New York City Fire Department Pension Fund	9,767	9,767	*
New York City Fire Dept Pension Fund, Sub-Chapter 2	14,411	14,411	*
New York City Police Department Pension Fund	50,438	50,438	*
New York City Police Officers—VSF	7,526	7,526	*
New York City Police Pension Fund	20,079	20,079	*
New York City Police Pension Fund, Sub-Chapter 2	29,622	29,622	*
New York City Police Superior Officers—VSF	7,526	7,526	*
New York City Teachers Retirement System	26,099	26,099	*
North Dakota State Investment Board	17,133	17,133	*
NYC Employees Retirement System	74,616	74,616	*
NYC Fire Department Pension Fund	19,503	19,503	*
NYC Police Pension Fund	40,190	40,190	*
NYC Teachers Retirement System	51,687	51,687	*
NYC Teacher’s Variable Annuity Fund	57,643	57,643	*
Occidental Life Insurance Co.	32,024	32,024	*
Occidental Petroleum	6,181	6,181	*
Ohio Police and Fire Pension Fund	18,574	18,574	*
Old Lane Cayman Master Fund LP	1,087,404	1,087,404	*
Old Lane GMA Master Fund LP	170,880	170,880	*
Old Lane HMA Master Fund LP	345,602	345,602	*
Old Lane U.S. Master Fund LP	870,538	870,538	*
Olin Pension Plan Master Retirement Trust	9,767	9,767	*
Orange County Employees Retirement System	70,933	70,933	*
OZ Special Funding (OZM D) LP	80,060	80,060	*
Papaver Inc	2,402	2,402	*
Partners HealthCare High Yield	2,882	2,882	*
Partners HealthCare System Inc Pension Fund High Yield	5,444	5,444	*
Partners HealthCare System Inc Pooled Invest Acct—LT	4,483	4,483	*
Penn Series—High Yield Bond Fund	6,405	6,405	*
Penn Series Flexibly Managed Fund	165,019	165,019	*
Pension, Hospitalization Benefit Plan	24,018	24,018	*
PensionDanmark Invest Global High Yield	10,408	10,408	*
PFA Invest Global High Yield	36,827	36,827	*
Philadelphia Board of Pensions—Convertible	25,619	25,619	*
PIMCO Convertible Fund	19,214	19,214	*
PIMCO GIS High Yield Bond Fund	8,807	8,807	*
PIMCO Global High Yield Strategy Fund	60,845	60,845	*
PIMCO High Yield Fund	50,438	50,438	*
Platinum Grove Contingent Capital Master Fund	720,538	720,538	*
Police & Fire Retirement System of the City of Detroit	10,344	10,344	*
Pollux Global, Ltd.	1,281	1,281	*
Polygon Global Opportunities Master Fund	160,120	160,120	*
Premera Blue Cross	1,761	1,761	*
Priests of the Sacred Heart	160	160	*
Prince Georges County Maryland	4,323	4,323	*
Pro-Mutual	16,877	16,877	*
PVIT High Yield Portfolio	3,202	3,202	*
Raytheon Phoenix	19,759	19,759	*
Red Brick Capital Fat Tail Fund	480,359	480,359	*
Red Brick Capital Master Fund, LTD	1,232,920	1,232,920	*
Red River HYPi, LP	73,655	73,655	*
Retirement Board of Allegheny County	1,761	1,761	*
Retirement Plan For Employees of ONEOK, Inc. and Subsidiaries—Penn Capital Mgmt.	5,764	5,764	*
Rocky Mountain UFCW	5,124	5,124	*
Royal Bank of Canada	256,191	256,191	*
S.A.C. Arbitrage Fund, LLC	32,024	32,024	*
Sage Capital Management, LLC	41,631	41,631	*
Sailfish Multi Strategy Fixed Income Master Fund (G2) Ltd.	1,120,837	1,120,837	*
San Francisco City & County ERS	26,452	26,452	*
Seattle City Employees Retirement System	3,042	3,042	*
Sheet Metal Workers National Pension Fund	4,483	4,483	*
Sheet Metal Workers Pension FD	4,483	4,483	*
Siemens Sayinos Plan	19,855	19,855	*
Silvercreek II Limited	80,060	80,060	*
Silvercreek Limited Partnership	192,143	192,143	*
Singapore Labour Foundation	801	801	*
Sisters of Charity of the Blessed Virgin Mary	801	801	*
Sony Pension Fund	7,205	7,205	*
Stationary Engineers Local 39	2,562	2,562	*
Stonebridge Life Insurance	32,024	32,024	*
Swiss Re Financial Products Corporation	105,672	96,072	*
T. Rowe Price Capital Appreciation Fund	1,368,157	1,368,157	*
T. Rowe Price Capital Appreciation Trust	11,593	11,593	*
T. Rowe Price Fixed Income Trust High Yield	1,601	1,601	*
T. Rowe Price Funds SICAV—Global High Yield Bond Fund	76,057	76,057	*
T. Rowe Price High Yield Fund, Inc.	486,763	486,763	*
T. Rowe Price Institutional High Yield Fund	70,869	70,869	*
T. Rowe Price Strategic Income Fund	4,579	4,579	*
Teachers’ Retirement System for the City of New York	38,429	38,429	*
Teachers’ Retirement System of the City of New York	36,827	36,827	*
Teledyne Technologies Incorporated Pension Plan	1,441	1,441	*
The Advent Convertible Master Fund LP	252,861	252,861	*
The Canyon Value Realization Fund (Cayman), Ltd.	1,316,983	1,316,983	*
The Children’s Hospital Corporation Pension Plan	1,601	1,601	*
The City University of New York	2,658	2,658	*
The Detroit Medical Center Consolidated Pension Plan	961	961	*
The Doctors Company Insurance Group	31,223	31,223	*
The Global Convertible Opportunities Fund Limited	96,072	96,072	*
The J.A. and Kathryn Albertson Foundation, Inc.	1,441	1,441	*
The Local Government Pensions Institution	79,579	79,579	*
The New America High Income Fund	2,402	2,402	*
The Police & Fire Retirement System	3,523	3,523	*
The Public Institution for Social Security	95,271	95,271	*
The Van Andel Fund, Inc.	640	640	*
Total Pine Elf Finance USA, Inc.	11,208	11,208	*
Transamerica Life Insurance and Annuity Corp.	128,096	128,096	*
TRP Invest—Global High Yield	30,423	30,423	*
Trustmark	6,629	6,629	*
U.S. Province of the Priests	640	640	*
U.S. Retirement Trust	28,021	28,021	*
UBS Securities LLC†	185,739	185,739	*
United Mine Workers of America Health and Retirement Funds	49,477	49,477	*
US Bank FBO Essential Health Systems	12,489	12,489	*
VA Capital, LLC	801	801	*
Value Line Convertible Fund, Inc.	3,202	3,202	*
Vermont Mutual Insurance Company	4,804	4,804	*
Vicis Capital Master Fund	192,143	192,143	*
Wachovia Capital Markets LLC†	64,048	64,048	*
Watch Tower Bible and Tract Society of Pennsylvania	4,483	4,483	*
Wege Charitable Remainder Trust	1,121	1,121	*
Wells Fargo†	640,478	640,478	*
Woodlawn Cemetery	640	640	*
Unnamed stockholders or any future transferees, pledgees, donees or successors of or from any such unnamed stockholders (5)	—	—	*

Total (3)		25,854,304

†	We have ongoing relationships with certain of these selling stockholders or their affiliates including through their participation as lenders under our amended and restated credit facility; their provision of commercial banking services, including mortgage loans and the provision of cash management services; their participation with us in interest swap agreements and other hedging instruments; or through their acting as underwriters for issuances of our senior notes and equity securities.
*	Less than one percent of the common stock outstanding, as applicable.
(1)	Includes shares of common stock issuable upon the exchange of debentures assuming an exchange rate of 32.0239 common shares for each $1,000 principal amount of debentures and a cash payment in lieu of any fractional shares. The exchange rate is subject to adjustment pursuant to the terms of the debentures.
(2)	Assumes the selling stockholder sells all of the common stock being offered by this prospectus.
(3)	Amounts are in excess of the total amount registered due to sales or transfers of debentures or common stock by selling stockholders since the date as of which information was provided to us.
(4)	Calculated based on Rule 13d-3(d)(i) under the Securities Exchange Act of 1934, as amended, using 662,784,044 shares outstanding on August 13, 2010. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon exchange of the holder’s debentures. However, we did not assume exchange of any of other holder’s debentures.
(5)	We will identify additional selling stockholders, if any, by prospectus supplement or post-effective amendment before they offer or sell their securities.